EXHIBIT 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement ("Amendment" or “First Amendment”), executed on this 21st day of December 2009, by and between IPG Photonics Corporation, a Delaware corporation having an office at 50 Old Webster Road, Oxford, MA 01540 (the "Corporation"), and _________ ("Executive").  The Corporation and Executive are referred to jointly below as the "Parties."

WHEREAS, the Corporation and Executive previously entered into an employment agreement dated May 9, 2008 (the "Employment Agreement");

WHEREAS, the Employment Period in the Employment Agreement terminates on December 31, 2009; and

WHEREAS, the Corporation and Executive desire to extend the Employment Period.

NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.           Definitions.  Capitalized terms in this Amendment have the meanings assigned to them in the Employment Agreement, unless otherwise defined in this Amendment.

2.           Employment Period.  Section 2 of the Employment Agreement is amended by deleting “December 31, 2009” and replacing it with “December 31, 2010” effective as of the date first written in the introductory paragraph of this Amendment.

3.           Certain Obligations of the Corporation Following Termination of the Employment Period. The following sentence shall be inserted to follow the last sentence in the ultimate paragraph of Section 10(ii) of the Employment Agreement: “The terms of this paragraph shall survive the termination of this Agreement and shall apply only to the options and other equity compensation awards granted to the Executive during the Employment Period of this Agreement.”

3.           No Changes. Except as specifically modified in this Amendment, the Employment Agreement shall remain in full force and effect.

4.           Governing Law.  This Amendment shall be governed by, construed and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts, without regard to its internal conflicts of law provisions.

5.           Execution in Counterparts.  This Amendment may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Amendment shall become effective when one or more counterparts has been signed by each of the Parties hereto and delivered to each of the other Parties hereto.

6.           Capacity.  Executive and the Corporation hereby represent and warrant to the other that:  (i) Executive or the Corporation has full power, authority and capacity to execute and deliver this Amendment, and to perform Executive's or the Corporation's obligations hereunder; (ii) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which Executive or the Corporation is a party or Executive or the Corporation is otherwise bound; and (iii) this Amendment is Executive's or the Corporation's valid and binding obligation in accordance with its terms.

IN WITNESS WHEREOF, this First Amendment to Employment Agreement has been duly executed:

IPG PHOTONICS CORPORATION	EXECUTIVE
By: ________________________________	________________________________
Its: Chief Executive Officer	Print name: